Exhibit 10.1
SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is dated as of [DATE] and is entered into by and between [EXECUTIVE] (“Executive”) and QuidelOrtho Corporation, a Delaware corporation (the “Company”).

Background

A.    The Company believes that because of its position in the industry, financial resources and historical operating results, there is a possibility that the Company may become the subject of a Change in Control (as defined below), either now or at some time in the future.

B.    The Company further believes that it is in the best interest of the Company and its stockholders to foster Executive’s objectivity in making decisions that may result in Executive’s position being eliminated or otherwise involuntarily terminated and/or with respect to any pending or threatened Change in Control and to assure that the Company will have the continued dedication and availability of Executive, notwithstanding the possibility, threat or occurrence of such a Change in Control and/or possibility or threat of such an involuntary termination of employment. The Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive’s financial and professional security that would be created by an involuntary termination and/or a pending or threatened Change in Control and that inevitably could distract Executive and could impair [his/her] ability to objectively perform [his/her] duties for and on behalf of the Company. Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Executive compensation arrangements upon an involuntary termination and/or a Change in Control that reduce Executive’s financial risks and uncertainties and that are reasonably competitive with those of other peer corporations.

C.    This Agreement shall supersede and replace any prior agreements or offer letters governing severance and/or change in control entered into by and between the Company or its affiliates or subsidiaries, including but not limited to Quidel Corporation, Ortho Clinical Diagnostics Holdings Limited (fka Ortho Clinical Diagnostics Holdings plc), Ortho-Clinical Diagnostics, Inc. and Ortho-Clinical Diagnostics Bermuda Co. Ltd., and Executive, and any such prior agreements or offer letters, in each case to the extent covering the subject matter hereof, shall be terminated automatically upon execution of this Agreement, without any further action by the parties.

D.    With these and other considerations in mind, the Compensation Committee of the Company’s Board of Directors has authorized the Company to enter into this Agreement with the Executive to provide the protections set forth herein for Executive’s financial security in connection with an involuntary termination and/or a Change in Control.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:

Agreement

1.    Term of Agreement. The term of this Agreement shall commence as of the date first set forth above, or if later, the commencement of work by Executive with the Company or one of its affiliates (the applicable date, the “Effective Date”) and, subject to the provisions of Section 3, shall continue until (and thereupon automatically terminate) the earlier of (i) the second anniversary of the Effective Date (as the same may be extended pursuant to the automatic extension provision set forth below in this paragraph) and (ii) the date of Executive’s termination of employment with the Company for any reason (the “Termination Date”). On the second anniversary of the Effective Date and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated prior thereto), the term of this Agreement shall automatically be extended for one additional year unless the Company gives written notice of non-renewal to Executive at least 12 months prior to the automatic extension date. No termination of this Agreement shall limit, alter or otherwise affect Executive’s rights hereunder with respect to a Non-CIC Qualifying Termination (as defined below) or a Change in Control which has occurred on or prior to such Termination Date, including without limitation Executive’s right to receive the various benefits provided hereunder.

2.    Purpose of Agreement. The purpose of this Agreement is to provide that, in the event of a Non-CIC Qualifying Termination or Change in Control and accompanying CIC Qualifying Termination (as defined below), Executive may become entitled to receive certain benefits, as described herein. As used in this Agreement, the term “Change in Control” shall have the meaning set forth in the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) (as the same may be amended from time to time or in any successor equity incentive plan).

3.    Non-CIC Qualifying Termination. In the event Executive’s employment with the Company is terminated without Cause during the term of this Agreement outside of the Protection Period (“Cause” and “Protection Period” each as defined in Section 4 below), such termination shall be conclusively considered a “Non-CIC Qualifying Termination.” In the event of a Non-CIC Qualifying Termination, Sections 5 through 12 of this Agreement shall become applicable to Executive, to the extent applicable to such termination.

4.    Change in Control and CIC Qualifying Termination. In the event of a Change in Control, Sections 5 through 12 of this Agreement shall become applicable to Executive, to the extent applicable to such termination. These Sections shall continue to remain applicable until the second anniversary of the date upon which the Change in Control occurs and this Agreement may not expire or be terminated during such period unless, during such period, Executive terminates employment for a reason other than a CIC Qualifying Termination, in which case this Agreement shall terminate upon such termination of employment. If, within two (2) years following or thirty (30) days prior to a Change in Control (the “Protection Period”), Executive’s employment with the Company is terminated, such termination shall be conclusively considered a “CIC Qualifying Termination” unless:

(a)    Executive voluntarily terminates [his/her] employment with the Company. Executive, however, shall not be considered to have voluntarily terminated [his/her] employment with the Company if, within the Protection Period, Executive’s base salary is reduced in any material respect, or Executive’s authority or duties are materially adversely changed, and subsequent to such reduction or change Executive elects to terminate [his/her] employment with the Company within sixty (60) days following such reduction or change after having given the Company at least thirty (30) days’ notice of the same and a reasonable opportunity to cure during such 30-day notice period. For such purposes, Executive’s authority or duties shall conclusively be considered to have been “materially adversely changed” if, without Executive’s express and voluntary written consent, during the Protection Period, there is any substantial diminution or adverse modification in Executive’s title, status, overall position, responsibilities, reporting relationship, or if, without Executive’s express and voluntary written consent, Executive’s job location is transferred to a site more than twenty-five (25) miles away from [his/her] place of employment as of the date immediately prior to the beginning of the Protection Period. In this regard as well, Executive’s authority and duties shall conclusively be considered to have been “materially adversely changed” if, without Executive’s express and voluntary written consent, during the Protection Period, Executive no longer holds the same title or no longer has the same authority and responsibilities or no longer has the same reporting responsibilities, in each case with respect and as to a publicly held parent company which is not controlled by another entity or person. For avoidance of doubt, any promotion that has the effect of changing Executive’s title, status, authority, overall position, responsibilities, and/or reporting relationship shall not be deemed to constitute a “material adverse change” in Executive’s authority or duties for purposes of this Agreement.

(b)    The termination is on account of Executive’s death or Permanent Disability. For such purposes, “Permanent Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of [his/her] responsibilities for the Company and its affiliated companies and which, at least three (3) consecutive months after its commencement, is determined to be a “permanent and total disability” as defined in Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision) by a physician agreed to by the Company and Executive, or in the event of Executive’s inability to designate a physician, Executive’s legal representative. In the absence of agreement between the Company and Executive, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Permanent Disability.

(c)    Executive’s employment with the Company is involuntarily terminated for Cause. For this purpose, “Cause” shall be limited to only three types of events:

(1)    the willful and deliberate refusal or failure of Executive to comply with a lawful, written instruction of the Board of Directors, including material Company policies and agreements, which refusal or failure is not remedied by Executive within a reasonable period of time after [his/her] receipt of written notice from the Company identifying the refusal or failure, so long as the instruction is consistent with the scope and responsibilities of Executive’s position prior to the Change in Control;

(2)    a willful and deliberate act or acts of personal dishonesty by Executive which result in or are reasonably likely to result in material harm to the Company; or

(3)    Executive’s conviction of or plea of nolo contendere to any felony involving an act of moral turpitude.

For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” if the Executive reasonably believed such act(s) or omission(s) were in the best interests of the Company.

5.    Severance Payment. If Executive’s employment is terminated as a result of a Non-CIC Qualifying Termination or a CIC Qualifying Termination (such a termination, whether a Non-CIC Qualifying Termination or a CIC Qualifying Termination, shall be referred to herein as an “Involuntary Termination”), contingent upon Executive executing a customary general release of claims in favor of the Company and such release becoming effective and irrevocable in accordance with its terms, and Executive’s continued compliance, in all material respects, with the terms of this Agreement, the Company shall pay Executive within thirty (30) days after the Involuntary Termination and delivery of such release and the expiration of any revocation period, a cash lump sum equal to two (2) times the Executive’s Compensation (the “Severance Payment”).

(a)    For purposes of this Agreement, Executive’s “Compensation” shall equal the sum of (i) Executive’s highest annual base salary with the Company within the three year period ending on the date of Executive’s Involuntary Termination, plus (ii) a Bonus Increment. The “Bonus Increment” shall equal the annualized average of all cash bonuses and cash incentive compensation payments paid to Executive during the two (2) year period immediately before the date of Executive’s Involuntary Termination under all of the Company’s bonus and incentive compensation plans or arrangements.

(b)    The Severance Payment hereunder is in lieu of any severance payment that Executive might otherwise be entitled to from the Company in the event of an Involuntary Termination and/or a Change in Control under the Company’s applicable severance pay policies, if any, or under any other oral or written agreement.

(c)    Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement

(or any portion thereof) would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (collectively, the “Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earlier of (i) the date which is six (6) months after Executive’s “separation from service” or (ii) the date of Executive’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. The provisions of this Section 5(c) shall only apply to the minimum extent required to avoid Executive’s incurrence of any Section 409A Taxes. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision of this Section 5(c) to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or such regulations or Treasury guidance promulgated thereunder.

(d)    The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    Notwithstanding the foregoing, any severance benefits payable under this Section 5 shall be reduced by any severance or termination benefits payable under any federal, state, local or non-U.S. jurisdictional law, but not less than zero.

6.    Additional Benefits.

(a)    In the event of a CIC Qualifying Termination (but not, for avoidance of doubt, a Non-CIC Qualifying Termination), any and all unvested stock options, restricted stock units or any other Awards as such term is defined under the 2018 Plan (as the same may be amended from time to time or in any successor equity incentive plan) held by Executive shall immediately become fully vested and, if applicable, exercisable and any and all restrictions on Executive’s restricted stock or other Awards shall immediately and automatically lapse (except as otherwise expressly agreed to, in writing, by both parties, whether prior to, concurrent with, or after the execution of this Agreement). For any Awards that are subject to performance-based vesting criteria for which the performance period has not been completed and certified, if applicable, prior to the Change in Control, such performance-based criteria will be deemed earned at the greater of the target level of performance or actual performance through the date of the Change in Control.

(b)    In the event of an Involuntary Termination, Executive shall be entitled to continue to participate in the following executive benefit programs which had been made available to Executive (including [his/her] family) before the Involuntary Termination: group medical insurance, group dental insurance, and group vision insurance. These programs shall be continued at no cost to Executive, except (i) with respect to monthly payments Executive would pay for coverage under such programs if Executive was an active employee of the Company and (ii) to the extent that tax rules require the inclusion of the value of such benefits in Executive’s income. The programs shall be continued in the same way and at the same level as immediately prior to the Involuntary Termination. The programs shall continue for Executive’s benefit for two (2) years after the date of the Involuntary Termination; provided, however, that (1) Executive’s participation in each of such programs shall be earlier terminated or reduced, as applicable, if and to the extent Executive receives benefits as a result of concurrent coverage through another program, whether by virtue of a new employer or otherwise and (2) in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, or otherwise violate or not be covered under the terms of the applicable benefit plans, Executive and the Company agree to work together in good faith to restructure the foregoing benefit, including the Company providing equivalent compensation by alternative means to Executive.

(c)    In the event of an Involuntary Termination, Executive shall be entitled to receive from the Company, upon such Involuntary Termination, the sum of $25,000 to help defray legal fees, tax and accounting fees, executive outplacement services, and other costs associated with transitional matters.

7.    Limitation on Payments. Notwithstanding anything to the contrary herein, in the event that the sum aggregate present value of (i) the Severance Payment payable under Section 5 hereof, (ii) any and all additional amounts or benefits which may be paid or conferred to or on behalf of Executive in accordance with Section 6 hereof, and (iii) any and all other amounts or benefits paid or conferred to or on behalf of Executive that would constitute a “parachute payment” (“parachute payment” as used in this Agreement shall be defined in accordance with Section 280G(b)(2), or any successor thereto, of the Code), the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to Executive under this Agreement constitutes a parachute payment; provided, however, that no such reduction under this Section 7 shall be made if the net after-tax payment (after taking into account, Federal, state, local or other income and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement), it is determined that payments hereunder have been reduced by more than the minimum amount required under this Section 7, then an additional payment shall be promptly made to Executive in an amount and to the extent equal to the excess reduction. All determinations required to be made under this Section 7, including whether a payment would result in a parachute payment and the assumptions to be utilized in arriving at such determination, shall be made and approved within fifteen (15) days after the Involuntary Termination by both (1) accountants selected by the Company and (2) Executive’s designated financial or legal advisor.

8.    Non-Disparagement; Proprietary Information; Cooperation.

(a)    Both during employment and for a period of two (2) years following the Involuntary Termination (the “Restricted Period”), Executive shall not make, publicly or privately, any statements (orally or in written form) that disparage, or could otherwise cause harm to, the business or reputation of the Company, and/or any officer, director or employee of the Company.

(b)    During the Restricted Period, Executive agrees not to voluntarily aid, advise or otherwise assist any competitor of the Company, stockholder of the Company, litigant or potential litigant against the Company in asserting, prosecuting, or defending any claim, or making any similar demands, against the Company, and further, Executive shall promptly notify the Company in writing if Executive is approached by any party, other than government entities, concerning any such matters.

(c)    Executive acknowledges access to and receipt of confidential business and proprietary information regarding the Company. Executive remains subject to the terms of the [Agreement re Confidential Information, Inventions, Non-Solicitation and Non-Competition1 / Agreement re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest2 / Non-Competition, Non-Solicitation, Secrecy & Intellectual Property Agreement3] (as the same may be amended from time to time or in any successor agreement), which are incorporated by reference herein.

1 QuidelOrtho agreement
2 Legacy Quidel agreement
3 Legacy Ortho agreement

(d)    With regard to this Section 8, Executive acknowledges that the provisions herein are reasonable in both scope and duration and necessary to protect the business of the Company or its successor.
(e)    Executive acknowledges and agrees that the restrictive covenants set forth in this Section 8 are intended to be in addition to any other restrictive covenants that may be set forth in a separate written agreement between the Executive and the Company.
(f)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process; (ii) requesting or receiving confidential legal advice; (iii) cooperating, participating or filing charges with any federal, state or local government agency enforcing discrimination laws; or (iv) reporting suspected violations of law. In addition, nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
9.    No Right to Continued Employment. Unless otherwise expressly set forth in a separate written employment agreement between Executive and the Company, the employment of Executive is expressly at-will, and Executive or the Company may terminate Executive’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination constitutes an Involuntary Termination under this Agreement, the provisions of this Agreement shall govern the payment of the Severance Payment and certain other benefits as provided herein.

10.    Non-Exclusivity of Rights. Subject to Section 6(b) hereof, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option grant, restricted stock unit grant or other agreements with the Company. Except as otherwise provided in Section 6(b) hereof, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the date of any Involuntary Termination shall be payable in accordance with such plan or program.

11.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right, or action that the Company may have against Executive or others; provided that such payments shall be subject to the provisions of the Company’s Amended and Restated Clawback Policy, any other clawback policy of the Company and any applicable legislation (e.g., Dodd-Frank), in each case as may be amended from time to time. In no event shall Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of Executive’s successful collection efforts to receive amounts payable hereunder, or as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Section).

12.    Successors.

(a)    This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

(c)    Unless the context otherwise requires, all references to the Company in this Agreement shall include its controlled subsidiaries.

13.    Governing Law. This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

14.    Modifications. This Agreement may be amended or modified only by an instrument in writing executed by both of the parties hereto.

15.    Dispute Resolution.

(a)    Any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms, covenants, or conditions of this Agreement or in any way arising under this Agreement shall be resolved on an individual basis through final and binding arbitration before a single arbitrator in San Diego, California, or another location mutually agreed upon by the parties, pursuant to the JAMS Rules in effect when the dispute is submitted to arbitration (the applicable rules can be found at the JAMS website (www.jamsadr.com)). This agreement to arbitrate does not apply in the event a government agency brings a claim on Executive’s behalf. Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16). This Agreement shall be admissible in any proceeding to enforce its terms. Notwithstanding the mandatory arbitration procedures set forth in this Section 15, any party hereto may seek emergency, temporary or preliminary injunctive relief from a court of competent jurisdiction to seek enforcement of this Section 15 or in aid of arbitration or pending final adjudication of a claim in arbitration where the arbitration award may be rendered ineffectual without such relief. The parties hereto intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that the parties would be entitled to seek in a court of law.
(b)    BY SIGNING THIS AGREEMENT, THE PARTIES HERETO GIVE UP ALL RIGHTS TO A JURY TRIAL AND GIVE UP THE RIGHT TO PROCEED ON A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION BASIS AS TO CLAIMS COVERED UNDER THIS AGREEMENT (“CLASS ACTION WAIVER”). The parties hereto agree that arbitration of any claims pursuant to this Agreement will proceed solely on an individual basis and that any claims by a party in arbitration may not be joined or combined with the claims of another party, such as a class action, or on the basis that one party stands as a representative for a group of individuals or entities, except as otherwise set forth herein. Such a class, collective, representative or joint action is prohibited by this Agreement unless both parties expressly agree to such a collective or joint action in writing. In any case in which (A) the dispute is filed as a class, collective or representative action and (B) there is a final judicial determination that the class, collective and/or representative action must be litigated in a court of competent jurisdiction, the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. Notwithstanding any other clause contained in this Agreement or the JAMS Rules, any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. All other disputes with respect to whether this Agreement is unenforceable, unconscionable, applicable, valid, void or voidable shall be determined exclusively by an arbitrator, and not by any court. Any claims, whether related or unrelated to any class, collective, representative or joint claim, that can validly be required to proceed on an individual basis shall remain subject to arbitration under the terms of this Agreement. Any claim that is required to proceed in a court of competent jurisdiction pursuant to the terms of this Section shall be stayed pending arbitration of any other claims that may proceed in arbitration on an individual basis, and shall be required to return to arbitration in the event the lawsuit does not proceed on a class, collective, consolidated or representative basis. In no event shall any class, collective, consolidated or representative proceeding brought on behalf of others be permitted to proceed in arbitration.

(c)    The Company shall bear the costs of the arbitration of any dispute arising out of this Agreement. Except as otherwise agreed to in this Agreement, the parties hereto acknowledge and agree that in connection with any such arbitration, each party will pay all of its own costs and expenses (unless otherwise stated herein or if statutorily permitted), including its own legal fees and expenses; provided that the arbitrator shall have the authority to award the prevailing party its reasonable legal fees, costs and expenses incurred in such arbitration.

(d)    The arbitrator shall have the authority to decide jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of the agreement under which arbitration is sought, and who are proper parties to the arbitration. However, notwithstanding the preceding sentence, the arbitrator shall have no authority to decide disputes relating to the enforceability of any of the portions of this Agreement requiring claims to be arbitrated on an individual basis, or that claims not be brought on a class, collective, consolidated or representative basis, including any claim that all or part of this Class Action Waiver is unenforceable, unconscionable, void or voidable, and such questions shall be reserved for a court of competent jurisdiction.

16.    Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

QuidelOrtho Corporation	[EXECUTIVE]
9975 Summers Ridge Road	[ADDRESS]
San Diego, CA 92121	[ADDRESS]
Attn: President & CEO[4]

17.    Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

18.    Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.
4 If Executive is the President & CEO, notices should be directed to the Company’s General Counsel.

19.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

[Remainder of page left blank intentionally, signatures on following page]

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

QUIDELORTHO CORPORATION, a Delaware corporation

By:
    Printed Name:
    Title:

EXECUTIVE

By:
[EXECUTIVE]

[Signature Page to Severance and Change in Control Agreement for [EXECUTIVE]]